EXHIBIT 99

EMC INSURANCE GROUP INC. DECLARES
114th CONSECUTIVE QUARTERLY CASH DIVIDEND
AND ANNOUNCES AN EXECUTIVE OFFICER RETIREMENT

DES MOINES, Iowa (May 26, 2010) – On May 25, 2010, the Board of Directors of EMC Insurance Group Inc. (NASDAQ OMX/GSM:EMCI) declared a quarterly dividend of eighteen (18) cents per share of common stock payable June 15, 2010 to shareholders of record as of June 8, 2010. This is the one hundred and fourteenth consecutive quarterly dividend declared since EMC Insurance Group Inc. became a publicly held company in February 1982.

The Board of Directors also announced that William A. Murray, Executive Vice President and Chief Operating Officer, will retire on January 3, 2011. Mr. Murray has been an employee of EMC Insurance Companies since 1985 and has held the position of Chief Operating Officer of the Company since 2001. He was elected to the Board of Directors of Employers Mutual Casualty Company in 2008 and will continue in that capacity after his retirement. Kevin J. Hovick, Senior Vice President – Business Development, has been designated as Mr. Murray’s successor.

EMC Insurance Group Inc. is the publicly-held insurance holding company of Employers Mutual Casualty Company (Employers Mutual), a multiple-line property and casualty insurance company. Employers Mutual is an Iowa mutual insurance company licensed in all 50 states and the District of Columbia. Employers Mutual and all of its subsidiaries (including the Company) and an affiliate are referred to as the “EMC Insurance Companies.”  For more information, visit our website at www.emcins.com.

The Private Securities Litigation Reform Act of 1995 provides issuers the opportunity to make cautionary statements regarding forward-looking statements.  Accordingly, any forward-looking statement contained in this report is based on management’s current beliefs, assumptions and expectations of the Company’s future performance, taking into account all information currently available to management.  These beliefs, assumptions and expectations can change as the result of many possible events or factors, not all of which are known to management.  If a change occurs, the Company’s business, financial condition, liquidity, results of operations, plans and objectives may vary materially from those expressed in the forward-looking statements.  The risks and uncertainties that may affect the actual results of the Company include, but are not limited to, the following:

•	catastrophic events and the occurrence of significant severe weather conditions;
•	the adequacy of loss and settlement expense reserves;
•	state and federal legislation and regulations;
•	changes in the property and casualty insurance industry, interest rates or the performance of financial markets and the general economy;
•	rating agency actions;
•	“other-than-temporary” investment impairment losses; and
•	other risks and uncertainties inherent to the Company’s business, including those discussed under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K.

Management intends to identify forward-looking statements when using the words “believe”, “expect”, “anticipate”, “estimate”, “project” or similar expressions.  Undue reliance should not be placed on these forward-looking statements.